EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

UnitedHealth Group Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other	169,189	$490.64	$83,010,890.96	0.00011020	$9,147.80
Total Offering Amounts					$83,010,890.96		$9,147.80
Total Fee Offsets							$0
Net Fee Due							$9,147.80

Table 2: Fee Offset Claims and Sources

N/A

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock of UnitedHealth Group Incorporated (the “Company”, and such shares, “Company Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Company Common Stock.
(2)	Pursuant to the Agreement and Plan of Merger, dated as of March 28, 2022, by and among the Company, LHC Group, Inc. (“LHC”), and Lightning Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), effective as of February 22, 2023, Merger Sub merged with and into LHC (the “Merger”), with LHC surviving the Merger as a wholly owned subsidiary of the Company. At the effective time of the Merger, certain outstanding and unvested equity awards with respect to shares of common stock of LHC held by employees and consultants of LHC or its affiliates (or their respective legal successors) were converted into equity awards with respect to shares of Company Common Stock, subject to appropriate adjustments to the number of shares. The number of shares registered hereunder represents the maximum number of shares of Company Common Stock underlying outstanding equity awards (including shares of Company Common Stock to be issued in respect of accrued dividend share equivalents that pay on vesting of such awards), subject to appropriate adjustments thereto.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low prices of Company Common Stock as reported on the New York Stock Exchange on February 16, 2023.